SERIES D CONVERTIBLE PREFERRED STOCK

                         AND WARRANT PURCHASE AGREEMENT

                  LA SALSA HOLDING CO., a Delaware corporation

                                January 12, 1996



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                                TABLE OF CONTENTS


Exhibit A        Amended and Restated Certificate of Incorporation

Exhibit B        Form of Series D Convertible Preferred Stock Warrant

Exhibit C        Fourth Amended and Restated Restricted Stock Agreement

Exhibit D        Fourth Amended and Restated Registration Rights Agreement

Exhibit E        Opinion of Brobeck, Phleger & Harrison

Schedule 1.1     Schedule of Investors

Schedule 2       Schedule of Exceptions

Schedule 2.4(c)  Schedule of Shareholders

Schedule 2.13    Patents and Trademarks



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                      SERIES D CONVERTIBLE PREFERRED STOCK
                         AND WARRANT PURCHASE AGREEMENT


                THIS SERIES D CONVERTIBLE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT is made as of the 12th day of January, 1996, by and among La Salsa Holding Co., a Delaware corporation (the "Company"), and each of the Investors listed on Schedule 1.1 hereto (each of which is herein referred as an "Investor").

THE PARTIES HEREBY AGREE AS FOLLOWS:

                     Purchase and Sale of Stock and Warrants

Sale and Issuance of Stock

     The Company has adopted and filed with the Secretary of State of Delaware the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "Restated Certificate").

     Subject to the terms and conditions of this Agreement, each Investor agrees, severally, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing, that number of shares of the Company's Series D Convertible Preferred Stock set forth opposite each Investor's name on
Schedule 1.1 hereto for the purchase price set forth thereon.

Sale and Issuance of Warrants

     Subject to the terms and conditions of this Agreement, each Investor agrees, severally, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing, a warrant, in the form attached hereto as Exhibit B (a "Warrant"), to purchase that number of shares of the Company's Series D Convertible Preferred Stock set forth opposite such Investor's name on
Schedule 1.1 hereto (the "Warrant Shares") at an exercise price of $1.50 per share for the purchase price set forth opposite such Investor's name on Schedule
1.1  hereto.

Closing

     The purchase and sale of the Series D Convertible Preferred Stock and the Warrants shall take place at the offices of Brobeck, Phleger & Harrison, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, by mail or facsimile transmission, or by deposit in and release from escrow of this Agreement and the consideration, instruments and documents contemplated hereby, on the date hereof or at such other time and place and in such other manner as the Company and each of the Investors mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to each Investor certificates representing the Series D Convertible Preferred Stock which such Investor is purchasing andan executed Warrant representing the warrant such Investor is purchasing against payment of the purchase price therefor by check, wire transfer, cancellation of indebtedness, or any combination thereof. In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

Representations and Warranties of the Company

     Except as otherwise set forth in the applicable section of Schedule 2 hereto, the Company hereby represents and warrants to each Investor that:

Organization, Good Standing and Qualification

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. La Salsa Franchise, Inc. ("Franchise") is a wholly owned subsidiary of the Company duly organized, validly existing and in good standing under the laws of the State of California (Franchise hereinafter shall be referred to as the "Subsidiary"). Each of the Company and the Subsidiary is qualified to do business as a foreign corporation in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the business of the Company or the Subsidiary. Each of the Company and the Subsidiary has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company has previously delivered to the Investors true and accurate copies of the Company's and the Subsidiary's respective Restated Certificate (or Articles) of Incorporation, as amended, and Bylaws, as presently in effect.

Corporate Power

     The Company has all requisite legal and corporate power and authority to enter into this Agreement and to sell the shares of Series D Convertible Preferred Stock pursuant to Section 1, and to carry out and perform its other obligations under the terms of this Agreement.

Subsidiaries and Affiliates

     Except for the Subsidiary, the Company does not own or control, directly or indirectly, any other interest or investment in any corporation, partnership, association or other form of business entity.

Capitalization

     The authorized capital of the Company consists of:

     Class A Common Stock. 33,300,000 shares of $.001 par value Class A Common Stock, of which 135,666 shares are issued and outstanding as of the Closing.

     Class B Common Stock. 1,000,000 shares of $.001 par value Class B Common Stock (collectively with the Class A Common Stock, the "Common Stock"), none of which are issued and outstanding as of the Closing. Preferred Stock. 29,300,000 shares of $.01 par value Preferred Stock (the "Preferred Stock"), of which 10,200,000 have been designated Series A Convertible Preferred Stock, 10,100,000 of which are issued and outstanding as of the Closing, 4,800,000 have been designated Series B Convertible Preferred Stock, 4,633,333 of which are issued and outstanding as of the Closing, 1,500,000 have been designated Series C Convertible Preferred Stock, 1,333,333 of which are issued and outstanding as of the Closing, and 12,800,000 have been designated Series D Convertible Preferred Stock, 3,137,092 of which are issued and outstanding as of the Closing. The rights, privileges and preferences of all of the Series A, B, C and D Convertible Preferred Stock are as stated in the Restated Certificate.

     All such issued and outstanding shares referred to in Sections 2.4(a), 2.4(b) and 2.4(c) above are duly authorized and validly issued, are fully paid and nonassessable, are owned beneficially and of record by the shareholders and in the amounts set forth in Schedule 2.4(c)(1) ("Schedule of Shareholders") attached hereto, and have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws.

     Except for (i) the warrant dated February 20, 1993, initially to purchase 100,000 shares of Common Stock issued to Foothill Capital Corporation (the "Foothill Warrant"), (ii) the option to purchase 41,000 shares of Common Stock issued to Dick Campbell, (iii) the option to purchase 20,000 shares of Common Stock issued to Victoria Tanner ,(iv) currently outstanding options to purchase 2,455,737 shares of Common Stock granted to employees pursuant to the Stock Option Plan for Executive and Key Employees of La Salsa Holding Co. (the "Option Plan"), (v) the conversion privileges of the Series A, B, C and D Convertible Preferred Stock and (vi) the rights provided in Section 8 of that certain Fourth Amended and Restated Restricted Stock Agreement of even date herewith, by and among the Company and certain of its stockholders, the form of which is attached hereto as Exhibit C (the "Restricted Stock Agreement"), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. In addition to the aforementioned options, the Company has reserved an additional 276,417 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the Option Plan.

Authorization

     All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Warrants, that certain Third Amended and Restated Registration Rights Agreement of even date herewith, by and among the Company and certain of its stockholders, the form of which is attached hereto as Exhibit D (the "Rights Agreement"), and the Restricted Stock Agreement, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Series D Convertible Preferred Stock being sold hereunder, the Warrant Shares issuable upon exercise of the Warrants and theCommon Stock issuable upon conversion of the Series D Convertible Preferred Stock being sold hereunder and the Warrant Shares has been taken or will be taken prior to the Closing. This Agreement, the Warrants and the Rights Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws.

Valid Issuance of Stock

     The Series D Convertible Preferred Stock being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, and the Warrant Shares, upon exercise of the Warrants in accordance with the terms thereof for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable, shall be free of any liens, claims, encumbrances or other rights of third parties (collectively "Liens") other than those set forth herein, in the Warrants or in the Restricted Stock Agreement, and will have been issued free and clear of any preemptive rights, rights of first refusal or redemption rights of any person. The Common Stock issuable upon conversion of such stock and the Warrant Shares has been duly and validly reserved, and neither it nor the issuance thereof is subject to any preemptive rights or rights of first refusal or redemption rights, and, upon issuance, it will be validly issued, fully paid and nonassessable.

Compliance with Laws and Other Instruments

     The business and operations of each of the Company and Subsidiary have been and are being conducted in all material respects in accordance with all applicable federal, state and local statutes, rules, regulations, ordinances, and orders of any governmental authority, including without limitation, all federal and state statutes and regulations applicable to franchises and all immigration laws or regulations, including the Immigration Reform and Control Act of 1986, as amended and the regulations promulgated thereunder. Further, neither the Company nor the Subsidiary is presently charged with or, to the Company's knowledge, under governmental investigation with respect to, any actual or alleged violation of any of the foregoing and is not presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

     The execution, delivery and performance by the Company of this Agreement, the Warrants, the Rights Agreement and the Restricted Stock Agreement:

     will not require from the Board of Directors or stockholders of the Company any consent or approval except as have been obtained;

     will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government other than as provided by applicable securities laws;

     will not cause the Company or Subsidiary to violate or contravene (i) any provision of law presently in effect, (ii) any rule or regulation presently in effect of any agency or government, domestic or foreign, (iii) any order, writ, judgment, injunction, decree, determination or awa presently in effect or (iv) any provision of the respective Restated Certificate or Articles of Incorporation or Bylaws of the Company or the Subsidiary;

     will not violate or be in conflict with, result in a material breach of or constitute (with or without notice or lapse of time or both) a default under, any material indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement or other material agreement, lease, instrument, commitment or arrangement to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of its material properties, assets or rights is bound or affected (including, without limitation, any stockholders agreement or registration rights agreement in effect prior to the date hereof);

     will not result in the creation or imposition of any Lien; and

     will not result in the termination of any license, certificate, permit, franchise or right held by the Company or the Subsidiary.

No Brokers or Finders

     No person or other entity ("Person") has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company, or the Subsidiary or, to the Company's knowledge, any Investor for any commission, fee or other compensation as a finder or broker, or in any similar capacity. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible.

     The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

Financial Statements

     The Company has delivered to each Investor (a) the Company's consolidated unaudited balance sheet (the "Balance Sheet") as of October 31, 1995 (the "Balance Sheet Date") and the unaudited statements of income for the ten-monthperiod then ended and (b) the Company's audited balance sheet and profit and loss statement as of December 31, 1994, together with the related opinion of Deloitte and Touche LLP, independent certified public accountants.

     These financial statements present fairly the financial condition of the Company and the Subsidiary at the Balance Sheet Date and other dates therein specified and the results of their operations for the periods therein specified, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods.

Changes

     Except as disclosed on Schedule 2 hereto, since the Balance Sheet Date, neither the Company nor the Subsidiary has:

     discharged or satisfied any material Liens other than those securing current liabilities in the ordinary course of business consistent with past practice;

     paid any material obligation or liability other than current liabilities in the usual and ordinary course of business;

     mortgaged, pledged, or subjected to or suffered any Liens on any of its material assets, tangible or intangible;

     sold, transferred or leased any of its material assets except in the usual and ordinary course of business;

     cancelled or compromised any material debt or claim, or waived or released any material right;

     suffered any material physical damage, destruction or loss (whether or not covered by insurance);

     entered into any material transaction other than in the usual and ordinary course of business except for this Agreement;

     encountered any labor difficulties or labor union organizing activities;

     declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock;

     made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted;

     made any loans to its employees, officers, or directors in excess of $1,000 other than travel advances made in the ordinary course of business;

     made any extraordinary increases in the compensation of any of its employees, officers, or directors;

     suffered or caused any other event or condition of any character that has materially and adversely affected its business or prospects; or

     entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Material Agreements of the Company

     Except as disclosed on Schedule 2 hereto, neither the Company nor the Subsidiary is a party to any written or oral:

     agreement with any labor union;

     agreement for the purchase of material fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements;

     agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, in each case not terminable at will;

     bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or the Subsidiary or any other Person;

     material indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing indebtedness for borrowed money or subjecting any material asset or property of the Company or the Subsidiary to any Liens or evidencing any material indebtedness;

     guaranty of any material indebtedness;

     any agreement to which any stockholder, officer or director of the Company or Subsidiary, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the federal Securities Act of 1933, as amended (the "Act")) is presen a party which pertains to the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity; lease or agreement other than as described in (g) under which the Company or the Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $10,000 per annum;

     lease or agreement under which the Company is lessor or permits any Person to hold or operate any material property, real or personal, owned or controlled by the Company;

     agreement obligating the Company or the Subsidiary to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property;

     covenant not to compete or other restriction on the Company's ability to conduct its business as presently conducted; or

     agreement other than those described in paragraphs (a)-(k) above that (i) are not cancelable on 30-day notice and (ii) require future expenditures of the Company or its Subsidiary in excess of $100,000 per annum or pursuant to which the Company or such Subsidiary will receive in exc of $200,000 per annum.

Tax Returns and Audits

     All required federal, state and local tax returns of the Company have been prepared and duly and timely filed, and all material federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid, or the Company has made provision for the payment of the same. There are no outstanding agreements by the Company for the extension of time for the assessment of any tax. The Company is not, and has not been, delinquent in the payment of any material tax, assessment or governmental charge. The Company does not currently have any material tax deficiency proposed or assessed against it, has no knowledge of any proposed liability for any tax to be imposed upon the Company's or the Subsidiary's properties or assets for which there is not adequate reserve in the financial statements referenced in Section 2.9, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. To the Company's best knowledge, none of the Company's federal income tax returns nor any state income or franchise tax returns has ever been audited by governmental authorities.

Patents, Trademarks and Other Intangible Assets

     The Company and/or the Subsidiary (i) own or have the right to use all patents, trademarks, trade dress, service marks, trade names, copyrights or licenses and rights (collectively herein "Proprietary Rights") which are listed as described, together with any applicable registration numbers and dates, on
Schedule 2.13, and which are all of the Proprietary Rights used in or necessary for the conduct of their respective businesses as now conducted, or proposed to be conducted without infringing upon or otherwise acting adverselyto the right or claimed right of any Person under or with respect to any of the Proprietary Rights and (ii) are not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of their businesses.

     The Company and the Subsidiary own and have the unrestricted right to use all trade secrets, including know-how, inventions, designs, processes, computer programs and technical data and information (collectively herein "intellectual property") required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by them, free and clear of any right, lien, or claim of others, including without limitation former employers of its employees; provided however, that the possibility exists that other Persons, completely independently of the Company, the Subsidiary or their respective employees or agents, could have developed intellectual property similar or identical to those of the Company and the Subsidiary.

Employment Benefit Plans--ERISA

     Neither the Company nor the Subsidiary maintains or makes contributions to any pension, profit sharing or other employee pension benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither the Company nor the Subsidiary has any material liability with respect to any such plan (including, without limitation, any unfunded past service or other liability or any accumulated funding deficiency) or any material liability to the Pension Benefit Guaranty Corporation or under Title IV of ERISA, with respect to a multi-employer pension benefit plan, nor would the Company or the Subsidiary have any such liability if any such plan were terminated or if the Company or such Subsidiary withdrew, in whole or in part, from any multi-employer plan.

Title to Property and Encumbrances

     With only such exceptions as are immaterial individually and in the aggregate, each of the Company and the Subsidiary has good and marketable title to all its properties and assets, including without limitation the properties and assets used in the conduct of its business, except for properties disposed of in the ordinary course of business since the Balance Sheet Date and except for properties held under valid and subsisting leases that are in full force and effect and that are not in default, subject to no Lien, except those reflected on the Balance Sheet or the notes thereto and except for liens for taxes not yet due and other immaterial liens arising in the ordinary course of business and not in connection with borrowed money.

Condition of Properties

     With only such exceptions as are immaterial individually and in the aggregate, all facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by each of the Subsidiary and the Company are in good operating condition and repair and are adequate and sufficient for the Company's and each Subsidiary's business.

Insurance Coverage

     There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and the Subsidiary's respective properties and businesses against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar business and similarly situated. Neither the Company nor the Subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its or their existing insurance coverage upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or such Subsidiary.

Litigation

     Except as disclosed on Schedule 2 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or threatened against or affecting the Company, the Subsidiary or their respective properties, assets or businesses. To the best knowledge of the Company, none of the pending proceedings or threatened actions listed on Schedule 2 hereto might result, either in any case or in the aggregate, in any material adverse change in the business or financial condition of the Company and the Subsidiary taken as a whole or any of their properties or assets or in any material impairment of the right or ability of the Company and the Subsidiary to carry on their business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company or the Subsidiary, and none that challenges the validity of this Agreement, the Warrants or any action taken or to be taken in connection herewith. The foregoing includes, without limiting its generality, actions pending or, to the actual knowledge of the Company, threatened (or any threat thereof) involving the prior employment of any of the Company's or the Subsidiary's employees, or their use in connection with the Company's or such Subsidiary's business of any information or techniques allegedly proprietary to any of their former employers. Neither the Company nor the Subsidiary is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

Licenses

     With only such exceptions as are immaterial individually and in the aggregate, the Company and its Subsidiary possess from the appropriate agency, commission, board and governmental body and authority, whether state, local or federal, all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Company and its Subsidiary to engage in the business currently conducted and proposed to be conducted by them; and all such certificates, licenses, permits, authorizations and rights have been lawfully and validly issued, are in full force and effect, will not be revoked, cancelled, withdrawn, terminated or suspended and have a term of perpetual existence.

Employee Compliance With Prior Agreements

     To the best knowledge of the Company, no employee of the Company or the Subsidiary is in violation of any terms of any employment contract, patent or trade secret disclosure agreement or any other contract oragreement relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or to be conducted by the Company or such Subsidiary. The Company is unaware of any proposed, threatened or actual union organization activity affecting the current or prospective operations of the Company or the Subsidiary.

Suppliers

     Neither the Company nor the Subsidiary has received any notice, and the Company does not otherwise know, that any supplier of the respective businesses of the Company and the Subsidiary has taken or indicated an intent to take any steps that could result in a material increase in costs, or a material restriction of material adverse effect on the ability to acquire any item material to the conduct of their businesses or the operation of any of the assets or properties necessary for the conduct of such businesses.

Disclosure; Business Plan

     No representation or warranty by the Company in this Agreement or in any written statement or certificate furnished to the Investors, or any of them, in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading in light of the circumstances under which they were made. The Company has delivered to Investors the La Salsa 1995 Operating Plan, ("The Plan"). The Plan was prepared in good faith by the Company, on the basis of reasonable assumptions and investigations, to describe the Company's and the Subsidiary's plans, objectives and projected growth.

Registration Rights

     Except as provided in the Foothill Warrant and in the Rights Agreement, the Company is not obligated to register (through either demand registration or piggyback registration) any of its presently outstanding securities or any of its securities that may hereafter be issued pursuant to any existing agreement.

Use of Proceeds

     The proceeds from the sale of the Series D Convertible Preferred Stock shall be used for new restaurant capital expenditures, equipment and leasehold financing, general working capital purposes and in the operation of the Company's business.

Registration Rights Agreement

     To the Company's best knowledge, the Rights Agreement will constitute a valid and legally binding obligation of each of the parties thereto, enforceable in accordance with its terms, except (i) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (ii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws.

Representations and Warranties of the Investors

     Each Investor, severally but not jointly, hereby represents and warrants that:

Authorization

     This Agreement, when executed and delivered by such Investor, will constitute its valid and legally binding obligation, enforceable in accordance with its terms.

Purchase Entirely for Own Account

     This Agreement is made with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Series D Convertible Preferred Stock and Warrant to be received by such Investor (the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities. Such Investor represents that it has full power and authority to enter into this Agreement.

Disclosure of Information

     Such Investor has made investigations that it considers necessary or appropriate in deciding whether to purchase the Securities. Each Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

Investment Experience

     Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Such Investor also represents it is an "accredited investor" as that term is defined in Regulation D under the Act and that, except as disclosed in writing to the Company, it was not organized for the purpose of acquiring the Securities.

Restricted Securities

     It understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Investor represents that it is familiar with Rule 144 promulgated under the Act ("Rule 144"), as presently in effect, and understands the resale limitations imposed thereby and by the Act.

Further Limitations on Disposition

     Without in any way limiting the representations set forth above, each Investor further agrees not to make any disposition of allor any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of Sections 6 and 7 of this Agreement and:

     There is then in effect a Registration Statement as defined under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

     (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act.

Legends

     It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

     "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged, or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to the Company that such registration is not required. Copies of the agreements which cover the purchase of these securities, which restrict their transfer and voting and which contain certain provisions binding on any holder of these securities may be obtained by written request made by the holder of record of this certificate to the Secretary of the Company at its principal executive offices."

     "The transfer of the shares of stock represented by this certificate is restricted under the terms of a Fourth Amended and Restated Restricted Stock Agreement dated January 12, 1996, a copy of which is on file at the office of the Company."

     Any legend required by the laws of the State of California and any applicable Blue Sky laws of various states and jurisdictions.

Conditions to Investors' Obligations at Closing

     The obligations of each Investor under subsection 1.1 (b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

Representations and Warranties

     The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made upon and as of such Closing.

Performance

     The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

Compliance Certificate

     The Investors shall have received a certificate executed by the President of the Company, dated the Closing Date, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

Third Amended and Restated Registration Rights Agreement

     The Company, each Investor, and the holders of a majority of "Registrable Securities," as such term is defined in the Rights Agreement, shall have entered into the Rights Agreement.

Fourth Amended and Restated Restricted Stock Agreement

     The Company, each Investor, the holders of at least two-thirds (2/3) of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, taken together as a single class, and the holders of at least two-thirds of the outstanding shares of Series D Convertible Preferred Stock shall have entered into the Restricted Stock Agreement.

Opinion of Company Counsel

     Each Investor shall have received from Brobeck, Phleger & Harrison, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit E.

Stockholder Approval

     The stockholders of La Salsa Holding Co. shall have approved the Restated Certificate.

Due Diligence Review

     The Investors shall have completed to their sole satisfaction their due diligence review of the Company and its operations, business, assets and financial condition.

Warrants

     The Company and the Investors shall have executed the Warrants.

Conditions to the Company's Obligations at Closing

     The obligations of the Company to each Investor under this Agreement are subject to the fulfillment by that Investor on or before the Closing of each of the following conditions:

Representations and Warranties

     The representations and warranties of the Investors contained in Section 3 shall be true upon and as of the Closing with the same effect as though such representations and warranties had been made upon and as of the Closing.

Payment of Purchase Price

     Each Investor shall have delivered the purchase price for the Shares as specified in Section 1.1(b) and the Warrants as specified in Section 1.2.

Third Amended and Restated Registration Rights Agreement

     The Company, each Investor, and the holders of a majority of "Registrable Securities," as such term is defined in the Rights Agreement, shall have entered into the Rights Agreement.

Fourth Amended and Restated Restricted Stock Agreement

     The Company, each Investor, the holders of at least two-thirds (2/3) of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, taken together as a single class, and the holders of at least two-thirds of the outstanding shares of Series D Convertible Preferred Stock shall have entered into the Restricted Stock Agreement.

Qualifications

     The consent or approval of all relevant Blue Sky authorities shall have been obtained with respect to the offer and sale to the Investors of the Securities or such offer and sale shall be exempt from such consent or approval as evidenced in form reasonably satisfactory to the Company.

Warrants

     The Company and the Investors shall have executed the Warrants.

Drag-Along Rights

     In the event that the holders of (i) a majority of the Company's voting capital stock and (ii) a majority of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, voting as a sin class ((i) and (ii) together, the "Selling Holders"), determine to accept an offer from any person (other than a Selling Holder or any Affiliate thereof) to purchase all of the Company's Common Stock on a fully converted basis, then each Investor, to the extent required by the purchaser, shall sell, and shall cause any Affiliate of it to sell, all shares of Common Stock and other securities convertible into Common Stock (the "Drag-Along Stock") held by it or such Affiliate pursuant to such offer to purchase (the "Drag-Along Sale"). All holders of Drag-Along Stock shall (x) receive the same consideration per share of Drag-Along Stock, shall be subject to the same terms and conditions of sale and shall otherwise be treated equally or, where appropriate, pro rata based upon the number of shares of Drag-Along Stock, as the case may be, held by each holder and (y) execute such documents and take such actions as may be reasonably required by the selling group representative (the "Selling Holders Representative," which initially shall be Sienna Holdings, Inc. until the Investors are notified of the name and address of a successor Selling Holders Representative). Any such sale by any Investor shall be on the same terms and conditions as the proposed Drag-Along Sale by the Selling Holders; provided, however, that each selling stockholder shall contribute pro rata based upon the number of shares being sold by each, a percentage of the total sa proceeds as agreed upon by the holders of a majority of the shares being sold, to an escrow fund to be established by the Selling Holders Representative to serve as the exclusive source of indemnification obligations (other than representations as to unencumbered ownership of and ability to transfer the shares being sold of any other seller in the Drag-Along Sale, which shall be the sole responsibility of each selling stockholder) to the purchaser in the Drag-Along Sale.

     The Selling Holders participating in a Drag-Along Sale (or the Selling Holders Representative on behalf of such Selling Holders) shall promptly provide each Investor with written notice (the "Sale Notice") not more than 60 nor less than 30 days prior to the date of the Drag-Along Sa (the "Sale Date"). Each Sale Notice shall set forth: (i) the name and address of each proposed transferee or purchaser of shares of Drag-Along Stock in the Drag-Along Sale; (ii) the form of consideration to be paid for such shares and the terms and conditions of payment offered by each proposed transferee or purchaser; (iii) confirmation that the proposed purchaser or transferee has been informed of the "Drag-Along Rights" provided for herein and has agreed to purchase shares of Drag-Along Stock in accordance with the terms hereof; and (iv) the Sale Date.

     The provisions of this Section 6 shall apply regardless of the form of consideration received in the Drag-Along Sale. Any non-cash consideration proposed for the Drag-Along Stock shall be limited to debt instruments and/or freely tradeable property, and each Investor shall accept i pro rata share of such non-cash consideration for the Drag-Along Stock based on its proportional ownership of shares of Drag-Along Stock.

     "Affiliate" of a specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person and, in the case of a person who is an individual, shall include (i) members of such specified person's immediate family (as defined in instruction 2 of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) and (ii) trusts whose trustee and beneficiaries include only such specified persons or members of such person's immediate family as determined in accordance with the foregoing clause (i). For the purposes of this definition, "control, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     The provisions of this Section 6 shall terminate upon the closing of a firm commitment underwritten public offering of the Common Stock pursuant to a registration statement declared effective under the Act.

Covenants of the Company

     The Company hereby covenants and agrees with the Investors as follows:

Basic Information and Access

     As soon as practicable after the end of each fiscal quarter and each fiscal year, and in any event within forty-five (45) days after each fiscal quarter and within one hundred five (105) days after each fiscal year, the Company shall furnish to each Investor, so long as each Investo holds shares of Series D Convertible Preferred Stock, and subject to Section 7.3 hereof, consolidated balance sheets of the Company and its Subsidiary as of the end of each fiscal quarter and fiscal year, and consolidated statements of income and cash flow of the Company and its Subsidiary for such fiscal quarter and fiscal year, respectively, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal quarter or fiscal year, all in reasonable detail and, in the case of such quarterly reports, certified by the Company's chief financial officer and accompanied by a brief narrative description on the Company's business activities during said quarter, and, in the case of such annual reports, certified by independent public accountants of recognized national standing.

     The Company shall permit each Investor so long as such Investor holds shares of Series D Convertible Preferred Stock, and subject to Section 7.3 hereof, (i) to visit and inspect at such Investor(s) expense any of the properties of the Company or any of its Subsidiary and to discuss and their affairs, finances and accounts with its and their officers, all upon reasonable notice to the Company and/or its Subsidiary, at such reasonable times and as often as may be reasonably requested; (ii) to be represented at the Company's expense at all meetings of the Board of Directors of the Company by one person or, if the Investors (excluding Sienna and InterWest) are not represented by a director of the Company, two persons, in either case to be designated by a majority of the Investors (excluding Sienna and InterWest), with respect to which reasonable notice shall be provided to each Investor; and (iii) to discuss the affairs, finances and accounts of the Company with its officers and consult with and advise the officers of the Company as to the management of the Company at all reasonable times and as often as reasonably requested, provided that the Investors shall maintain the confidentiality of any proprietary information of the Company thereby obtained and provided further that the Investors shall conduct all such inspections in a manner that is not disruptive to the employees or operations of the Company.

Additional Information

     In addition, the Company shall deliver to each Investor, so long as such Investor holds shares of Series D Convertible Preferred Stock:

     as soon as practicable after the end of each fiscal month, and in any event within thirty (30) days thereafter, consolidated balance sheets of the Company and its Subsidiary, if any, as at the end of such month, and a consolidated statement of income of theCompany and its Subsidiary if any, for each month and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, with such statements certified as having been prepared in accordance with generally accepted accounting principles consistently applied, by the chief financial officer of the Company, and accompanied by a brief narrative description of the Company's business activities during said month; and

     no later than thirty (30) days prior to the end of any fiscal year, a business plan and budget for the Company for the succeeding fiscal year (commencing with the Company's 1995 fiscal year), containing information, data and other materials typically included in a business plan and budget of a Company similar in size and nature to the Company, inclusive without limitation, in respect of the budget, budget date for each month of such fiscal year.

Suspension of Certain Covenants

     The covenants set forth in Sections 7.1 and 7.2 shall terminate and be of no further force or effect with respect to all Investors after the effective date of a registration statement filed by the Company under the federal Securities Act of 1933, as amended, covering the underwritten offer and sale of Common Stock to the public and having aggregate net proceeds to the Company of not less than ten million dollars ($10,000,000).

Negative Covenants

     In addition to any restrictions contained in the Restated Certificate, without the prior written consent of the holders of a majority of the then outstanding shares of Series B, Series C and Series D Convertible Preferred Stock, the Company shall not:

     except as provided in the Restated Certificate or pursuant to the Option Plan, redeem any shares of any class of its capital stock or cause or permit any Employee Stock Ownership Plan as defined in 4975(e)(7) of the Internal Revenue Code of 1986, as amended, or other employee stock ownership plan to purchase shares of any class of its capital stock;

     assume, guarantee, endorse or otherwise become directly or contingently liable for any obligation or indebtedness other than such liabilities as presently exist or are incurred in the ordinary course of business, including the acquisition and/or development of Company restaurants;

     sell, assign, lease or otherwise dispose of any of its assets, including its receivables and any of the stock of any Subsidiary, other than in the ordinary course of business, including the acquisition, disposition and/or development of Company restaurants;

     make any loan or advance to any employee of the Company or any Subsidiary thereof except (i) the payment of salaries (which, in the case of officers, shall be approved in advance by the Company's Board of Directors), (ii) advances for reasonable travel expenses in connection with th Company's business, and
(iii) the acceptance of promissory notes approved in advance by the Board of Directors given for the purchase of the Company's capital stock if otherwise permitted by this Section 7.4; and

     own, or permit any Subsidiary of the Company to own, any stock or other securities of any corporation, partnership, association or other form of business entity except the securities of a wholly-owned Subsidiary of the Company or such Subsidiary.

Additional Covenants

     In addition, the Company shall, or shall cause each of its Subsidiary, as applicable, to:

     promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any Subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company shall pay all such taxes, assessments, charges or levies forthwith upon the commencement or proceedings to foreclose any lien that may have attached as security therefor;

     promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of the Company and its Subsidiary;

     keep its properties and those of its Subsidiary in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto;

     comply, and cause its Subsidiary to comply, with the provisions of all leases to which any of them is a party or under which any of them occupies property;

     keep its assets and those of its Subsidiary that are of an insurable character insured by reputable insurers against loss or damage by fire and explosion in amounts customary for companies in similar businesses similarly situated; and maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

     keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis;

     duly observe and conform to, and cause its Subsidiary to so observe and conform to, in all material respects, all valid requirements of governmental authorities relating to the conduct of their businesses or to their property or assets; and

     maintain in full force and effect its corporate existence and rights and use its best efforts to maintain in full force and effect all licenses and other rights to use patents, processes, licenses, trademarks, service marks, trade names or copyrights owned or possessed by it or any Subsidiary and necessary to the conduct of its business.

Additional Sales of Series D Convertible Preferred Stock

     Following the Closing, the Company shall not issue any additional shares of Series D Convertible Preferred Stock.

Indemnification

Indemnification of the Investors

     The Company hereby agrees to indemnify and hold harmless the Investors against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Investor Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by any of the Investors directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Company in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which, shall be referred to as "Identifiable Claims").

Procedure For Indemnification with Respect to Identifiable Claims

     In the event that an Investor asserts the existence of a claim giving rise to Investor Damages, it shall give written notice to the Company. Such written notice shall state that it is being given pursuant to this Section 8.2, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If the Company, within 30 days after the mailing of notice by such Investor, shall not give written notice to such Investor announcing its intent to contest such assertion of such Investor, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Company contests the assertion of a claim by giving such writtennotice to such Investor within said period, then the parties shall act in good faith to reach agreement regarding such claim.

Miscellaneous

Survival of Warranties

     The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

Successors and Assigns

     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Series D Convertible Preferred Stock sold hereunder or any Common Stock issued upon conversion of the Series D Convertible Preferred Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Governing Law

     This Agreement shall be governed by and construed under the laws of the State of California (without regard to the application of choice of law rules), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party hereto, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

Disclosure of Information

     The parties agree to maintain the confidentiality of the terms and conditions of this Agreement prior to Closing, except to the extent required by law. No party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the transactions contemplated by this Agreement or the parties hereto prior to Closing, without the prior written consent of all parties.

Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Titles and Subtitles

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Notices

     Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties. A copy of any notices sent to the Company shall be sent to:
Sienna Holdings, One Market, Steuart Street Tower, Suite 2550, San Francisco, California 94105 Attn: Daniel L. Skaff; InterWest Partners, 3000 Sand Hill Road, Building 3, Suite 255, Menlo Park, CA 94025, Attn: Mr. Wallace R. Hawley; Brobeck, Phleger & Harrison, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA 94303, Attn: Gari L. Cheever, Esq.; and Noro-Moseley Partners, 9 North Parkway Square, 4200 Northside Parkway, Atlanta, GA 30327, Attn: Jack R. Kelly, Jr. All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

Attorney's Fees; Expenses

     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Warrants, the Rights Agreement, the Restricted
Stock Agreement or the Restated Certificate, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Amendments and Waivers

     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the shares of Common Stock issued or issuable pursuant to conversion of the Series D Convertible Preferred Stock issued pursuant to this Agreement. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

Severability

     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its term.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    THE COMPANY:

                                    LA SALSA HOLDING CO., a Delaware corporation


                                    By: /s/ Charles L. Boppell
                                       -------------------------------
                                            Charles L. Boppell
                                            President and Chief
                                            Executive Officer

                                    Address:        11601 Santa Monica Blvd.
                                                    Los Angeles, CA  90025


                                   THE INVESTORS:

                                   CASUAL DINING VENTURES, INC.



                                  By:  /s/ Charles W. Redepenning, Jr.
                                  ------------------------------------
                                  Name:  Charles W. Redepenning, Jr.
                                  Title:    Senior Vice President

                                  Address:        One Corporate Place
                                                  55 Ferncroft Road
                                                  Danvers, MA  01923

                                  SCHEDULE 1.1

                             Schedule of Investors

                                 Number of Shares        Purchase Price
                                   of Series D            of Series D          Number of        Purchase        Aggregate
                                   Convertible            Convertible           Warrant         Price of        Purchase
Name                             Preferred Stock         Preferred Stock        Shares        Warrant Price
Casual Dining
Ventures, Inc. ................... 4,166,667             $5,000,000.40         4,729,470       $4,729.47      $5,004,729.87

                                SCHEDULE 2.4(c)

                            SCHEDULE OF SHAREHOLDERS
                                                                    Common Stock
Name                                                                   Shares

Charles L. Boppell ........................................            13,333
James Crooks ..............................................             4,000
Antonio De La Rosa ........................................            12,000
Robert G. Gammel ..........................................             6,000
Frank J. Holdraker ........................................             6,000
Moon Fong Mathewson .......................................             9,125
Edward T. Peabody .........................................            30,000
Catherine Sabatini ........................................             5,000
Thomas V. Saiza ...........................................            13,500
Larry Sarokin .............................................            12,000
Steve Sather ..............................................            10,000
Steven R. Selcer ..........................................             6,000
Sheryl Weingart ...........................................             2,708
Ronald D. Weinstock Inc. ..................................             6,000
                                                                      -------
Total .....................................................           135,666
                                                                      =======

                      Series A Convertible Preferred Stock
Name                                                                      Shares

Theodore H. Ashford ........................................               3,320
Donald Benjamin ............................................               9,000
Crown Associates III, L.P. .................................              33,204
Crown-Glynn Associates, L.P. ...............................              15,938
U.S. Trust Company of New York, ............................              17,266
        as Trustee for the Crown Trust
Bankers Trust Company, .....................................              99,613
        as Master Trustee for
        Hughes Aircraft Retirement Plan
        InterWest Partners IV ..............................           3,182,190
Frank Holdraker ............................................               4,500
Sienna Holdings, Inc., .....................................           3,218,462
 as Trustee for La Salsa, Inc. .............................
Howdy S. Kabrins ...........................................              64,000
Charles Lynch ..............................................              82,000
Noro-Moseley Partners II, L.P. .............................              99,613
Seidler Salsa, L.P. ........................................              33,204
Sienna Holdings, Inc. as Nominee ...........................              41,000
Sienna Limited Partnership I ...............................           3,182,190
Vicki Tanner ...............................................              10,000
Ronald D. Weinstock Inc. ...................................               4,500
                                                                      ----------
Total ......................................................          10,100,000
                                                                      ==========

                      Series B Convertible Preferred Stock
Name                                                                      Shares

Theodore H. Ashford .........................................             33,333
Crown Associates III, L.P. ..................................            333,333
Crown-Glynn Associates, L.P. ................................            160,000
U.S. Trust Company of New York, .............................            173,334
        as Trustee for the Crown Trust
Bankers Trust Company, ......................................          1,000,000
        as Master Trustee for
        Hughes Aircraft Retirement Plan
        InterWest Partners IV ...............................            800,000
Noro-Moseley Partners II, L.P. ..............................          1,000,000
Seidler Salsa, L.P. .........................................            333,333
Sienna Limited Partnership I ................................            800,000
                                                                       ---------
Total .......................................................          4,633,333
                                                                       =========


                      Series C Convertible Preferred Stock
Name                                                                      Shares

Theodore H. Ashford .........................................              4,309
Crown Associates III, L.P. ..................................             86,187
Noro-Moseley Partners II, L.P. ..............................            129,280
Seidler Salsa, L.P. .........................................             43,093
Bankers Trust Company, ......................................            129,280
        as Master Trustee for
        Hughes Aircraft Retirement Plans
Sienna Limited Partnership I ................................            468,182
Sienna Holdings, Inc. .......................................              4,820
InterWest Partners IV .......................................            468,182
                                                                       ---------
Total .......................................................          1,333,333
                                                                       =========

                      Series D Convertible Preferred Stock
Name                                                                      Shares

FMA High Yield Income L.P. .................................             749,067
WSIS Flexible Income Partners L.P. .........................             112,360
WSIS High Income L.P. ......................................             337,080
Sienna Limited Partnership II ..............................           1,498,134
InterWest Partners IV ......................................             337,080
Bankers Trust Company as ...................................              50,839
        Master Trustee for
        Hughes Aircraft
        Retirement Plans
Noro-Moseley Partners II, L.P. .............................              50,839
Theodore H. Ashford ........................................               1,693
                                                                       ---------
Total ......................................................           3,137,092
                                                                       =========

                                 SCHEDULE 2.13
                             REGISTERED TRADEMARKS

Mark                             Goods                          Reg. No.             Dec. Use and/or Renewal
*DESIGN OF MAN & KNIFE           Aerated water                  1,522,842         1-31-89     1-31-2009
*LA SALSA                        Aerated water                  1,517,380        12-20-88    12-20-2008
LA SALSA (California)            Restaurant services                 7826         3-21-79       3-21-99
*LA SALSA                        Restaurant services            1,257,963        11-15-83    11-15-2003
*LA SALSA & DESIGN OF
  MAN WITH KNIFE                 Restaurant services            1,331,404         4-16-85     4-16-2005
*THE TRADITION CONTINUES         Restaurant services            1,352,247         7-30-85     7-30-2005
*LA SALSA (Script)               Restaurant services            1,417,032        11-11-86    11-11-2006
*DESIGN OF MAN WEARING SOMBRERO  Restaurant services            1,645,652         5-21-91       5-21-97     5-21-2001
*THE ORIGINAL GOURMET BURRITO    Burritos for consumption on
                                   or off the premises          1,652,067         7-23-91       7-23-97     7-23-2001
*THE BOX                         Restaurant services, namely,
                                   the sale of goods for
                                   off-site consumption         1,678,143          3-3-92        3-3-98      3-3-2002
WE DO NOT OWN A CAN OPENER!!     Restaurant services            1,733,866        11-17-92      11-17-98    11-17-2002
QUE HUEVOS THE MEXICAN
  POWER BREAKFAST                Restaurant services            1,735,499        11-24-92      11-24-98    11-24-2002
AN AUTHENTIC INVITATION          Restaurant services            1,743,734        12-29-92      12-29-98    12-29-2002
*ENJOY THE PASSION               Restaurant services            1,784,616         7-27-93       7-27-99     7-27-2003


                              PENDING APPLICATIONS


Mark                                    Goods                          Reg. No.         Date

*LA SALSA - FRESH MEXICAN GRILL         Restaurant services            424,105           8-11-93
*FRESH MEXICAN GRILL                    Restaurant services            586,109          10-17-94
*LA SALSA - THE ORIGINAL TAQUERIA       Restaurant services            Awaiting Information
LA SALSA (Stick Logo)                   Restaurant services            645,397           3-13-95
LA SALSA (Red and Green Design)         Restaurant services            704,220           7-21-95
CALIFORNIAN "VEGGIE"                    Burrito for consumption
                                          on or off the premises       714,379           8-11-95
ALWAYS FRESH...ALWAYS FUN!              Restaurant services            023,474          11-24-95


* designates registration assigned to or in the name of La Salsa Holding Co.

                             TRADEMARK COUNTRY LIST

                                 REGISTRATIONS

Mark        Country     Goods                                                                    No. & Date            Renewable
LA SALSA    Canada      Paper and party items, namely, menus, posters, paper decorations, hats, cups; restaurant services; namely, take-out food services
                          and bar and lounge services                                          399,493   6-26-92       6-26-2007
LA SALSA    Japan       Tea, coffee, cocoa, soft drinks, fruit juices, ice, in Japanese
                          Class 29                                                           2,276,702  10-31-90       7-31-2000
LA SALSA    Japan       Paper napkins, other napkins, cups, other tableware, other goods
                          belonging to this class (Japanese Class 19)                        2,269,547   9-21-90       6-21-2000


                             TRADEMARK COUNTRY LIST

                                 REGISTRATIONS

Mark            Country         Goods                        Filing Info.
LA SALSA        Australia       Restaurant services        656396      3-23-95
LA SALSA        Japan           Restaurant services        35034/1996   4-7-95
LA SALSA        Mexico          Restaurant services        158658      1-15-93
LA SALSA        Puerto Rico     Restaurant services        Awaiting filing information

                                   SCHEDULE 2

                             Schedule of Exceptions

                                   EXHIBIT A

               Amended and Restated Certificate of Incorporation

                                   EXHIBIT B

              Form of Series D Convertible Preferred Stock Warrant

                                   EXHIBIT C

             Fourth Amended and Restated Restricted Stock Agreement

                                   EXHIBIT D

            Third Amended and Restated Registration Rights Agreement